                                                                    Exhibit 21.1

                           Subsidiaries of BUCA, Inc.

BUCA Restaurants, Inc., a Minnesota corporation
BUCA Restaurants 2, Inc., a Minnesota corporation
BUCA Restaurants 3, Inc a Minnesota corporation
BUCA Investments, Inc., a Minnesota corporation
BUCA (Kansas), Inc., a Kansas corporation
BUCA Texas Restaurants, L.P., Texas limited partnership
BUCA Texas Beverage, Inc., a Texas corporation